EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the registration statements (Nos. 333-4676, 333-65978, 333-25701 and 333-60611) on Form S-8 and registration statements (Nos. 333-70045, 333-65980 and 333-112122) on Form S-3 of Digital Generation Systems, Inc. of our report dated February 15, 2005, except for note 2 - stock option plans, which is as of January 17, 2006, relating to the consolidated balance sheets of Digital Generation Systems, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2004, and the related schedule, which report appears in the December 31, 2004 annual report on Form 10-K of Digital Generation Systems, Inc. Our report on the consolidated financial statements refers to the Company’s change in its method of accounting for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets in 2002.

Our report dated April 28, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Digital Generation Systems, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states as a result of its evaluation of the Company’s internal control over financial reporting, management has identified a material weakness. Specifically, management has concluded that the Company’s review of the reversal of valuation allowances with respect to its deferred tax assets was inadequate. This material weakness resulted in accounting errors.

Our report dated April 28, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states the scope of Digital Generation Systems’ evaluation excluded the Broadcast Division of Applied Graphics Technologies, Inc. (Broadcast), the assets of which the Company acquired on June 1, 2004, and the Source TV business (Source), the assets of which the Company acquired on August 31, 2004. Accordingly, management’s assessment of the Company’s internal control over financial reporting does not include internal control over financial reporting of either Broadcast or Source. The Broadcast assets represented 18% of the Company’s total assets at December 31, 2004, and generated 19% of the Company’s total revenues during the year ended December 31, 2004. The Source assets represented 4% of the Company’s total assets at December 31, 2004, and generated 1% of the Company’s total revenues during the year ended December 31, 2004. Our audit of internal control over financial reporting of Digital Generation Systems also excluded an evaluation of the internal control over financial reporting of both Broadcast and Source.

KPMG LLP

Dallas, Texas

January 20, 2006